UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 10, 2008
CARIBOU COFFEE COMPANY, INC.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	000-51535 (Commission File Number)	41-1731219 (I.R.S. Employer Identification No.)

3900 Lakebreeze Avenue, North, Brooklyn Center, MN (Address of principal executive offices)	55429 (Zip Code)
Registrant’s telephone number, including area code: 763-592-2200
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 10, 2008, George E. Mileusnic resigned as Chief Financial Officer of Caribou Coffee Company, Inc. (the “Company”) to be effective immediately. Kaye R. O’Leary, will serve as the acting Chief Financial Officer until a permanent successor is selected.
In connection with Mr. Mileusnic’s resignation, if Mr. Mileusnic enters into a general release and covenant not to sue with the Company, the Company will provide him with a lump sum payment of $459,030 (one and a half times current salary and bonus for the last calendar year) made six months plus one day from January 10, 2008. Mr. Mileusnic will remain subject to the obligations in the Employment Agreement relating to noncompetition, nonsolicitation, confidential information and proprietary information.
On January 11, 2008, the Company appointed Kaye R. O’Leary, age 48, as the acting Chief Financial Officer. There are no understandings or arrangements between Ms. O’Leary and any other person pursuant to which she was selected as an executive officer. Ms. O’Leary does not have a family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer.
Ms. O’Leary served as the Chief Financial Officer for Buca, Inc., an owner and operator of full service restaurants, from March 2005 to December 2007 and served as the Vice President of Finance for Navitaire, Inc., a wholly owned subsidiary of Accenture, from January 2003 to March 2005.
On January 11, 2008, the Company issued a press release announcing the resignation of Mr. Mileusnic a copy of which is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit	Description

99.1	Press release of Caribou Coffee Company, Inc. dated January 11, 2008

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned hereunto duly authorized.
Date: January 11, 2008

CARIBOU COFFEE COMPANY, INC.
By:	/s/ Rosalyn T. Mallet
Rosalyn T. Mallet
President, Chief Operating Officer and interim Chief Executive Officer